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Main Place Funding, LLC

Exhibit 12. Ratio of Earnings to Fixed Charges
--------------------------------------------------------------------------------
(Dollars in Thousands)

                                                           Year            Year             Year
                                                          Ended           Ended            Ended
                                                       December 31,    December 31,     December 31,
                                                           2001            2000             1999
-----------------------------------------------------------------------------------------------------
Income before taxes                                    $ 808,855     $   911,225      $ 1,257,141

Fixed charges:
     Interest expense                                    138,630         339,016          477,810
     Amortization of debt discount and
       appropriate issuance costs                          2,036           2,962            3,306
                                                       ---------     ----------------------------
        Total fixed charges                              140,666         341,978          481,116

Earnings before fixed charges                          $ 949,521     $ 1,253,203      $ 1,738,257
                                                       =========     ============================

Fixed charges                                          $ 140,666     $   341,978      $   481,116
                                                       =========     ============================

Ratio of Earnings to Fixed Charges                          6.75            3.66             3.61


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